                                                                    Exhibit 10.5

Note: Portions of this exhibit indicated by"[*]" are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of this Company's confidential treatment request.


                             Distributor Agreement
                             ---------------------


This Distributor Agreement (the "Agreement") is made effective as of the 31st day of March, 2000 (the "Effective Date"), by and between Airspan Networks Incorporated, a company incorporated under the laws of the State of Washington having its principal office at 777 108th Avenue NE, Suite 1895, Bellevue, Washington 98004 ("Airspan") and GLS LLC, ("Distributor") a limited liability company incorporated under the laws of the State of South Dakota having its principal office at 501 Fourth Street, Sergeant Bluff, IA 51054.

                                  WITNESSETH:

WHEREAS, Airspan is engaged in the design and manufacture of various telecommunications product lines, including, among others, those product lines more completely described in Schedule I hereto (the product lines described in Schedule I, as from time to time amended in accordance with the provisions of this Agreement, are hereinafter called the "Airspan Products") the hardware components thereof are sometimes referred to separately as "Equipment," the software components thereof are sometimes referred to separately as "Software" as defined in Section 11.1, and an arrangement of Equipment which, when interfaced with Software, is operable to perform predetermined functions, is referred to as a "System");

WHEREAS, Distributor is engaged in the promotion of sales of telecommunications products; and

WHEREAS, Airspan desires to appoint Distributor as a Distributor for the Airspan Products for the territory described in Schedule II hereto (the "Territory").

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed as follows:

1.   APPOINTMENT.
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       1.1 Subject to the provisions of this Agreement, Airspan hereby appoints Distributor as an independent, exclusive distributor to assist Airspan in marketing the Airspan Products to customers in the Territory, and Distributor hereby accepts such appointment as of the Effective Date of this Agreement. Distributor's appointment as a distributor of the Airspan Products grants to Distributor only a license to resell the

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Airspan Products to Distributor's customers in the Territory, and does not transfer any right, title, or interest in any of the Airspan Software to Distributor.

     1.2 Distributor's relationship to Airspan is that of an independent contractor, and nothing in this Agreement shall constitute Distributor as the agent or employee of Airspan. Distributor shall have no authority to accept any order or make any offer (except as herein stated), or execute any instrument or make any commitment on behalf of Airspan. Specifically, without in any way limiting the generality of the foregoing, Distributor agrees not to make any representation, guarantee, or warranty on Airspan's behalf concerning the Airspan Products, but will refer customers to Airspan's printed literature. Nothing contained in this Agreement is to be construed as a limitation or restriction upon Airspan in the sale or other disposition of any of its products to any person, firm, or corporation inside or outside of the Territory. Airspan will pay no commissions under this Agreement. Distributor's compensation is to be obtained solely by the difference between the price Distributor pays to Airspan and the price Distributor charges its customers. The parties also acknowledge that this Agreement is not intended to create a joint venture or partnership between Airspan and Distributor.

       1.3 Distributor will use its best efforts to maintain and support the Airspan Products within the Territory by devoting such attention, time, and effort as may be reasonably necessary to fully develop the available market potential. During the term of this Agreement, and for a period of three (3) months following the expiration or termination of this Agreement, Distributor agrees that neither it nor any organization or entity controlled or directed by it will, without Airspan's prior, written consent, represent a manufacturer or supplier of products similar in design or performance to or which are of such a nature as to be competitive with any products contained in the Airspan Products, nor will Distributor market or otherwise promote the sale of such products. Distributor will give Airspan thirty (30) days' prior, written notice of each new potential representation role being considered by Distributor, and Distributor will not undertake such representation without Airspan's prior, written consent, such consent not to be unreasonably withheld. Except as provided above, in no event will Airspan consent to Distributor's consultation for or representation of a manufacturer or supplier, which is directly or indirectly, a competitor of Airspan.

       1.4 Distributor shall maintain a place of business at the location specified in Section 21.10 where Distributor can be contacted by Airspan, customers, and prospective customers during regular business hours with a permanent mailing address and an accessible cellular telephone, and will provide Airspan with written notice promptly upon any change in address. Distributor agrees to assume all of the expenses of this place of business, including rent, stenographic services, and all other expenses except as specifically assumed in writing by Airspan.


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       1.5 Airspan will provide Distributor with such commercial and technical assistance and training as may reasonably be necessary, in Airspan's sole judgment, to enable Distributor to effectively carry out its activities under this Agreement and, in connection therewith, to provide such sales promotional materials, as Airspan may deem appropriate. Airspan will provide such technical support as is reasonable and necessary to maintain the product line as a viable competitor in the market.

2.  REPRESENTATIONS AND WARRANTIES.

Distributor hereby represents and warrants as follows:

     a. Distributor has been duly registered in accordance with any and all relevant legislation, has received any and all necessary governmental authorizations to enter into and perform its obligations under this Agreement, and that its entry into and performance under this Agreement will not violate applicable legislation;

     b. Distributor is duly registered with all necessary tax authorities and is in compliance with all payment obligations in accordance with applicable legislation. No claims against or investigations of Distributor with respect to its tax obligations exist;

     c. Distributor is not currently involved in any litigation, arbitration, or other legal proceedings in which claims are being asserted against Distributor which might affect its ability to perform its obligations under this Agreement, nor is Distributor aware of any unasserted claims against Distributor of this nature; and

     d. Distributor's bank accounts have been established and operated in accordance with applicable legislation. All transactions of Distributor required to be carried out through authorized banks have been so carried out. Distributor is not, has not, and warrants that it will not breach any currency regulation or currency control legislation. Distributor further warrants that it is not, has not, and will not breach any bank secrecy act, rules or regulations.

3.  SERVICES.

     3.1 In addition to the above, the Distributor will perform the following services under this Agreement:

     a. In cooperation with Airspan, identify potential customers and project opportunities within the Territory that will lead to sales/licenses of Airspan Products and services;

     b. Prepare reports on the opportunities that will include: (1) description of the project; (2) assessment of the appropriate fit to Airspan Products and

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     services; (3) dollar size and timing of the project; (4) competitive assessment; and (5) identification of key decision makers and other technical and commercial contacts;

     c. Assist and advise Airspan in the preparation and delivery of appropriate marketing and sales programs;

     d. Initiate and coordinate meetings at all levels for the appropriate Airspan employees to evaluate the identified projects;

     e. Initiate and assist in the preparation of sales and technical meetings with customers, and where appropriate, attend these meetings with Airspan personnel and provide administrative support and translation services;

     3.2 Distributor will use its best efforts to vigorously and aggressively promote the sale of Airspan Products within the Territory. Such efforts shall include, but shall not be limited to, that advertising within the Territory which is reasonably necessary. All such advertising shall follow the general statements made in advertising prepared by Airspan. All advertising shall contain a prominent reference to Airspan, indicating the actual commercial origin of Airspan Products so advertised. Distributor shall not make any claims in its advertising which exceed or contradict claims made by Airspan in its printed materials.

     3.3 Distributor will train and maintain a sufficient number of technical and sales personnel in order to: (a) serve the demands and needs of its customers for Airspan Products, service, and support; and (b) carry out the obligations of Distributor under this Agreement.

     3.4 Distributor and its staff will be conversant with the technical language related to Airspan Products and will develop sufficient knowledge of the industry, Airspan Products, and products competitive with Airspan Products (including specifications, features, and benefits) so as to be able to explain in detail to customers the differences between Airspan Products and competitive products. Distributor will conduct or provide for any training of its personnel which may be necessary to impart such knowledge.

     3.5 Distributor and its staff will research the technical requirements and specifications of the market for Airspan Products in the Territory and make information known to Airspan such that Airspan may, at its discretion, implement appropriate technical changes to the Products to enable them to be sold in the Territory. Airspan acknowledges that, subject to a further and separate Agreement, such changes may be implemented in the future by Distributor, with the assistance of Airspan.

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     3.6 Distributor agrees to purchase and stock a comprehensive inventory of spare parts based upon the recommended list set forth in Schedule III to this Agreement.

     3.7 Distributor agrees to provide to its customers' installation services for all Airspan Products. All such installation services shall be performed by Distributor in accordance with Airspan's latest installation standards as provided by Airspan.

     3.8 Distributor agrees to train and have readily available a maintenance staff to efficiently and expeditiously maintain or upgrade all Airspan Products purchased or licensed by Distributor from Airspan. Maintenance shall be performed in accordance with Airspan's latest maintenance standards for Airspan Products, as provided by Airspan, by Distributor's own personnel and may not be subcontracted or delegated to any other person or entity without Airspan's prior, written authorization.

     3.9 Distributor agrees to provide and maintain those facilities adequate to meet the obligations set forth in this section and of the Agreement. Distributor further agrees to provide all of the sales and support functions set forth in this section at no charge to Airspan.

     3.10 Distributor agrees not to actively seek to promote, rent, lease, sell, sublicense or authorize the rental, sale or sublicense of Airspan Products outside of the Territory [without the prior written approval of Airspan], but nothing in this Agreement shall prevent Distributor from renting, selling or sublicensing the Airspan Products to customers outside of the Territory in response to an unsolicited request from such customer.

     3.11 During the term of this Agreement Distributor agrees that neither it nor any organization or entity controlled or directed by it will, without Airspan's prior, written consent, represent a manufacturer or supplier of products similar in design or performance to or which are of such a nature as to be competitive with any products contained in the Airspan Products.

     3.12 The parties mutually agree that by April 30, 2000, the parties will negotiate and execute a National Accounts Consulting Agreement whereby the Distributor will receive consulting fees and commissions for the sale and deployment of Airspan's products on a national basis. It is the intent of the parties to jointly pursue the sale of products to said companies and to enter into and complete contracts for the deployment of products in this manner.


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4.   ORDERING PROCEDURE.

     4.1 The following procedures shall be followed with respect to each purchase order issued by Distributor:

     a. During the Term, Distributor will inform Airspan of its intent to purchase Equipment and Installation Services (but only if Airspan expressly agrees to perform such Installation Services) and to license Software, by sending to Airspan a written order. This written order (the "Purchase Order") will state the type of Equipment, System, or Installation Services that Distributor wants to purchase and the Software Distributor wants to license, the price of the ordered items (the "Contract Price") as set forth in Schedule IV, "Price List" (which is hereby incorporated by reference) and the proposed delivery and installation dates, if applicable.

     b. Each Purchase Order shall specifically incorporate by reference the terms and conditions of this Agreement, and no additional or different terms and conditions stated in a Purchase Order, any letter, or otherwise shall be binding unless expressly referred and agreed to by Airspan in writing. In the event of a conflict between the terms and conditions of this Agreement and of any Purchase Order issued hereunder, or if the Purchase Order does not reference the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

     4.2 If a Purchase Order is accepted by Airspan, Airspan will issue an order acknowledgment to Distributor within five (5) business days of Airspan's receipt of the written Purchase Order from Distributor.

5.   RECORDS AND REPORTING.

     5.1 At Airspan's request, within fifteen (15) days of the end of each calendar month, Distributor will provide to Airspan a written report showing, for the just-ended calendar month: (a) Distributor's shipments of Airspan Products by dollar volume, both in the aggregate and for such categories as Airspan may designate from time to time; (b) forecasts of Distributor's anticipated orders by product; (c) Distributor's current inventory levels of Airspan Products, in the aggregate and by product; and
     (d) any other information which Airspan may reasonably request.

     5.2 Distributor will promptly advise Airspan concerning any market information which comes to Distributor's attention regarding Airspan, Airspan Products, Airspan's market position, or the continued competitiveness of Airspan Products in the marketplace. Distributor will confer with Airspan from

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     time to time, at Airspan's request, on matters relating to market conditions, distribution forecasting, and product planning.

     5.3 For at least two (2) years after termination of this Agreement, Distributor will maintain its records, contracts, and accounts relating to distribution of Airspan Products, and will permit examination thereof by authorized representatives of Airspan at all reasonable times.



6.   CONTRACT PRICE

     6.1 The Contract Price for each item of Equipment, Installation Services, or Software is as specified in Schedule IV and shall be paid to Airspan in US Dollars (US$) free of any withholding tax and of any currency controls or other restrictions. The Contract Price includes:

          a.   The price of the Equipment;

          b.   The fee for the licensing of the Software;

          c. If Installation Services are ordered and such order is accepted by Airspan, the charges for installing and testing each unit of Equipment or Software;

          d. The charges for the warranty of the Equipment and Software in accordance with Sections 14 and 15; and

          e. Costs in accordance with delivery obligations set forth in Sections 8.1 and 8.2.

          Airspan agrees to sell Airspan equipment and services to Distributor at a * percent discount from the published list price in the United States, or Contract Price in Schedule IV, whichever is less. Any new discounts offered by Airspan to Distributor will be greater than or equal to discount on the Effective Date of this Agreement.

          Distributor shall be entitled to the following commissions: for all products deployed in the Territory and not sold by Distributor, * on the first * dollars and * percent (*) thereafter, on an annual basis.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     Airspan warrants that during the term of this Agreement, the prices at which Airspan sells to Distributor products supplied under this Agreement shall be no less favorable to the Distributor than those prices at which Airspan sells, at substantially the same time in the United States, similar products and pursuant to similar terms and conditions as those by which Airspan sells Products to the Distributor under this Agreement. Products shall only be deemed similar if they provide like functionality. The terms and conditions shall only be deemed similar if the product is supplied pursuant to an agreement or arrangement of similar duration and commitment, provides for similar warranties and after service commitments, involves similar spare part and support commitments, has the same payment and other financial terms, and otherwise has similar terms and conditions.

          6.2 The Contract Price is shown in Schedule IV and shall include applicable duties, taxes or imposts, including all export or import duties. Sales taxes and contractor's excise taxes shall be itemized on all Purchase Orders. The parties agree that the Contract Price in Schedule IV shall be firm for a minimum period of twenty-four (24) months from the Effective Date. After the above period of twenty-four (24) months, Exhibit B may be revised by Airspan giving thirty (30) days written notice to Distributor.

     7.  PAYMENT TERMS.

          7.1 Airspan will issue an invoice (the "Invoice") to Distributor in accordance with the payment terms below. The Invoice specifically will identify the Equipment, Software, or other items shipped, and the Contract Price of such items. Any Installation Services or other services provided by Airspan will be invoiced separately following completion of such services. The Invoice also shall state the total due to Airspan from Distributor (the "Invoice Total"), which shall include the Contract Price, and any applicable taxes, duties, and other fees due pursuant to Section 6 of this Agreement. Payment of the Invoice Total is due (without any right of set-off) Net forty-five (45) days after the date of invoice.


          7.2 If Distributor disputes any invoice or part thereof, Distributor must notify Airspan in writing within twenty-five (25) days of the invoice date giving details of the reason for such dispute.

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     Distributor and Airspan agree to work together in good faith to resolve the dispute as quickly as possible. Distributor may withhold payment of such disputed amounts until resolution of the dispute. Any parts of the invoice not under dispute shall be paid net forty-five (45) days after the date of invoice. On resolution of the dispute, Distributor shall immediately pay any amounts due in full.

          7.3 Distributor will make payment by wire or telegraphic transfer to the bank account set forth below or, on receipt of written notification from Airspan, to another designated bank within the United States.

     Bank:            Seafirst Bank, 10555 N.E. 8th, Bellevue, WA98004, USA.
     Account name:    Airspan Networks Inc.
     Account number:  68777507
     Routing Number:  125 - 0000 - 24
     Further instructions: "Reference (Distributor's name), Purchase Order number, Payment of Invoice number"

     Payment will be deemed to have been made upon receipt of funds in Airspan's bank.

     7.4 If the cost to Airspan of performing this Agreement increases as a result of any change to the law or increase in import duty or freight duty, Airspan may, at any time, add such increase to the Contract Price by notifying Distributor in writing of such increase.

8.   DELIVERY, TITLE AND RISK OF LOSS.

     8.1 All Equipment and Software will be delivered by Airspan CIP (as defined in Incoterms 2000) to an airport in South Dakota that completes international customs clearances and shipped to a location within the city limits of the above arrival airport, such airport and delivery location are to be agreed upon in writing by the parties for each Purchase Order. Airspan will be responsible for and pay all packing, shipping, freight, and insurance charges to the agreed upon location within the city limits. If requested by Distributor, Airspan may arrange for shipment to be made to Distributor's identified warehouse facilities or freight forwarder outside of the city limits, subject to approval in writing by Airspan and agreement to any additional charges in advance of shipment. Unless specified in the Purchase Order, Airspan will select the mode of shipment and the carrier.

     In this Agreement, "Incoterms" means the most recent international rules for the interpretation of trade terms published by the International Chamber of Commerce as in force on the Effective Date. Unless the context otherwise requires, any term or expression which is defined in or given a particular meaning by the provisions of the Incoterms shall have the same meaning in this


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     Agreement, but if there is any conflict between the provisions of the Incoterms and this Agreement, the latter shall prevail.

     8.2 All risk of loss or damage to the Equipment and Software will pass to Distributor on collection by the freight forwarder from Airspan. However, Airspan will insure the Equipment against loss or damage in transit to the agreed to location as set forth in the Purchase Order within the city limits of the arrival airport as set forth in Paragraph 8.1.

     8.3 Title to the Equipment shall pass to Distributor on collection by the freight forwarder from Airspan.

     8.4  If Distributor has any Airspan owned Equipment in its possession:

     a. Distributor shall ensure that Equipment is clearly marked as the property of Airspan, and if asked, shall inform any third parties that the Equipment is the property of Airspan;

     b. Distributor shall not purport to create any security, mortgage, lien or pledge over the Equipment, or otherwise deal with the Equipment without Airspan's written consent;

     c. In the event of any threatened seizure of the Equipment by any third parties, and on termination or expiration of this Agreement, or any Contract made pursuant to it, Airspan shall have the right, without prejudice to any other remedy, to enter without prior notice any premises and to repossess and take away or otherwise deal with the Equipment.

     8.5 The Software shall at all times remain the exclusive property of Airspan, subject to the uses provided herein.

     8.6 Unless Distributor clearly advises Airspan to the contrary in writing, Airspan may make partial deliveries on account of Purchase Orders. Delay in delivery of any installment shall not relieve Distributor of its obligation to accept said installment, provided that said delay does not exceed sixty (60) days from Airspan's scheduled ship date and unless Distributor has clearly advised Airspan to cancel the delayed installment in writing at least fifteen (15) days prior to its revised planned shipment date or its actual shipment date by Airspan.

     8.7 Airspan will use reasonable efforts to meet Distributor's requested delivery schedules for Equipment and Software, but Airspan reserves the right to refuse, or delay delivery to Distributor when Distributor's credit is impaired,

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     when Distributor is delinquent in payments or fails to meet other credit or financial requirements reasonably established by Airspan, or when Distributor has failed to perform its obligations under this Agreement.

     8.8 Should orders for Equipment and Software exceed Airspan's available inventory, Airspan will allocate its available inventory and make deliveries on a basis that Airspan deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation. In any event, Airspan shall not be liable for any direct, indirect, consequential, or special losses or damages (including, but not limited to, loss of income or profit and loss of data) that may be suffered by the Distributor or by any other person for failure to deliver or for any delay or error in delivery of Equipment or Software for any reason whatsoever.


9.   TRADEMARKS AND COPYRIGHTS.

     9.1 Distributor acknowledges Airspan's exclusive right, title, and interest in and to any trademarks, trade names, logos and designations which Airspan may at any time have adopted, used, or registered in the United States of America and in the Territory (the "Trademarks"), and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of said right, title, and interest. In connection with any reference to the Trademarks, Distributor shall not in any manner represent that it has an ownership interest in the Trademarks or registration(s) thereof, and Distributor acknowledges that no action by it or on its behalf shall create in Distributor's favor any right, title, or interest in or to the Trademarks.

     9.2 Distributor recognizes the validity of Airspan's copyright in any written material to which Airspan shall have made a claim to copyright protection, and Distributor specifically recognizes Airspan's exclusive right to copyright protection and/or registration of any translation of any advertising, promotional, or descriptive material furnished to Distributor by Airspan.

     9.3 Whenever Distributor refers to the Trademarks in advertising or in any other manner to identify the products, Distributor shall clearly indicate Airspan's ownership of the Trademarks and before distributing or publishing any advertising, descriptive, or promotional materials, Distributor shall affirmatively provide Airspan with an opportunity to inspect and approve such materials.

     9.4 Distributor agrees that when referring to the Trademarks, it shall diligently comply with all laws pertaining to the Trademarks at any time in force in the Territory.


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     9.5 Distributor shall promptly notify Airspan of any and all infringements, imitations, illegal uses, or misuses of the Trademarks which come to Distributor's attention. Distributor also agrees that it shall not at any time take any action in the courts or before the administrative agencies of the Territory or otherwise to prevent the infringement, imitation, illegal use, or misuse of the Trademarks, it being clearly understood by Distributor that such action falls wholly within the authority of Airspan as sole owner of the Trademarks.

     9.6 Distributor agrees to render to Airspan all assistance in connection with any matter pertaining to the protection of the Trademarks, whether in the courts or before the administrative agencies of the Territory or otherwise, and to make promptly available to Airspan, its Distributors, and attorneys all of Distributor's files, records, and other information pertaining to the advertising, promotion, and sale of the Airspan Products. All assistance requested by Distributor in this paragraph shall be at AIRSPAN's expense. This Expense includes costs, attorneys' and consultants' fees, and reimbursement of time spent by officers, agents and employees of Distributor.

     9.7 Distributor agrees and undertakes that it will not at any time, whether during the term of this Agreement or after its expiration or termination, adopt, use, or register without Airspan's prior, written consent any work or symbol or combination thereof which is similar to any of the Trademarks.

     9.8 In the advertising and sale of Airspan Products, Distributor may use the Trademarks in relation to those Airspan Products. Distributor will not make or permit the alteration or removal of any tags, labels, or other identifying marks placed by Airspan on Airspan Products. Distributor will not use or give any third party permission to use the Trademarks. Distributor will not use, or give any third party permission to use, the names "Airspan Communications Ltd.", "Airspan Networks Incorporated", "ACL", "ANI" or abbreviations or derivations thereof in Distributor's corporate titles, or in any way which might result in confusion as to Airspan and Distributor being separate and distinct entities. Distributor admits Airspan's exclusive ownership of the name "Airspan Networks Incorporated", "Airspan Communications Ltd.", "ANI", "ACL", and any abbreviations or derivations thereof and all of Airspan's Trademarks (whether registered or not). Distributor shall not take any action inconsistent with Airspan's ownership of such Trademarks; therefore, Distributor shall treat all of Airspan's items distinctively (as to typography) and shall only use exact
reproductions of all Airspan's symbols (including Airspan's logo).   Distributor
shall not adopt or use any Trademark or product name which may be confusingly similar to any Airspan Trademark. Distributor may use the Airspan logo as it appears on Airspan's letterhead.

10.  CONFIDENTIAL INFORMATION AND TRADE SECRETS.


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     10.1 In this Agreement, the term "Confidential Information" shall mean the information of Airspan disclosed to Distributor in connection with its performance under this Agreement, which is in written, recorded, photographic, machine-readable, or other physical form or oral information reduced to writing as soon as practicable after disclosure to Distributor, and which is conspicuously marked "Confidential", "Proprietary", "Private", or in any other manner indicating its confidential and/or proprietary nature. Without limitation, Confidential Information includes: (1) Airspan's software products, materials, data reports, programs, documentation, diagrams, and all related technical information; (2) all information relating to Airspan's business and products which is critical to Airspan's position in the marketplace, including future plans of Airspan relating to the fields of endeavor in which Distributor performs services for Airspan, the nature of certain work projects to which Distributor is exposed, and the identity of persons working on those projects; and (3) any improvements, enhancements, or modifications to the above made by or on behalf of Airspan during the performance under this Agreement which are provided, made available, or disclosed by or on behalf of Airspan to Distributor, or used by Airspan or any of Airspan's other Distributors in connection with their own sales activities.

     10.2 Trade secrets are confidential information that includes ideas, concepts, techniques, processes, inventions, knowledge, and know-how developed by Airspan which: (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is subject to the efforts of Airspan that are reasonable under the circumstances to maintain its secrecy. (This "trade secret" language comes from the Uniform Trade Secrets Act.)

     10.3 Distributor covenants and agrees that it will use the Confidential Information solely for the performance of services under this Agreement, and shall not disclose such Confidential Information to any other person (including Airspan employees in any other division, group, or entity), firm, or corporation.

     10.4 Distributor shall use the same degree of care in safeguarding the Confidential Information as it uses for its own confidential information of like importance, but no less than reasonable care. Upon discovery of any disclosure or misuse of Confidential Information, Distributor shall endeavor to prevent any further disclosure or misuse.

     10.5 All Confidential Information shall remain the property of Airspan, and such Confidential Information and all copies thereof shall promptly be returned to Airspan upon request or, at Airspan 's option, destroyed, in which case Airspan shall be notified in writing when it has been destroyed.


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     10.6 Nothing contained in this Agreement shall be construed as granting to or conferring upon Distributor any rights, by license or otherwise, express or implied, in Airspan's Confidential Information, other than the right to use the Confidential Information for the purpose of this Agreement.

     10.7 Any copies of the Confidential Information made by Distributor shall reproduce proprietary marking and legends included therein, but the provisions of this Agreement supersede any provisions of such legends inconsistent herewith.

     10.8 The terms and conditions of this Agreement shall not be disclosed by Distributor to others, except with the prior, written consent of Airspan, or as may be required by law or as necessary to establish its rights hereunder.

     10.9 If, in connection with its performance, Distributor discloses to Airspan any ideas, developments, or inventions conceived or actually reduced to practice by Distributor prior to its performance hereunder, no relationship, confidential or otherwise, express or implied, is established with Airspan by the disclosure thereof. With respect to any such disclosure, no obligation of any kind is assumed by nor may be implied against Airspan, its subsidiary, or associated companies unless a formal, separate, written contract regarding the subject of disclosure is consummated by the parties, and then the obligation shall be only as expressed in the separate contract.

     10.10 Distributor agrees that any breach of the provisions of this Section by Distributor or Distributor's personnel, agents, or subcontractors, or any third party providing products or services to Distributor will cause immediate and irreparable injury to Airspan and that, in the event of such breach, Airspan shall be entitled to injunctive relief and any and all other remedies available at law or in equity.

     10.11 After Distributor has received Airspan's Confidential Information and know-how, it will be impossible to segregate Airspan's knowledge and know-how from other knowledge acquired independently by Distributor. Accordingly, during the performance of this Agreement and for three (3) months after termination of services under this Agreement, Distributor will not offer services to third parties which compete with the services provided by Airspan under this Agreement, or otherwise use the knowledge acquired from Airspan in order to compete with Airspan or its customers. Notwithstanding anything to the contrary above, Distributor is not precluded from any activities which concern product sectors or industries other than those that concern products or services similar to those offered by Airspan in connection with this Agreement. Nothing in this paragraph will be construed to prevent Distributor from providing service to existing customers of Distributor which would result in their interruption of service to the public.


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     10.12 During the performance of this Agreement and for three (3) months after termination of services under this Agreement, Airspan will not offer products or services to third parties which compete with the products or services provided by Distributor under this Agreement, or otherwise use the knowledge acquired from Distributor in order to compete with Distributor its customers

     10.13 The obligations of this Section 10 shall survive the expiration or termination of this Agreement.

11.  SOFTWARE LICENSE.

     11.1 Airspan grants Distributor, and Distributor hereby accepts, a nonexclusive, non-transferable license to use, and to sublicense as set forth below, Software provided by Airspan hereunder only on a single System or unit of Equipment, as may be applicable. No license is granted to use the Software on multiple Systems or in conjunction with Equipment furnished by a party other than Airspan, unless specifically agreed to in writing by Airspan. Software licensed under this Agreement is defined as: (a) any digital instruction sequence or control data contained on any media, including but not limited to, any magnetic-, electronic-, optical-, or organic device, and the term Software shall include any enhancement, modification, extension, part, portion or expansion thereof or implementation or downloading from network of any of the foregoing, for use exclusively on a System or a unit of Equipment; and (b) all associated documentation used to describe, maintain and use the Software.

     11.2 Any Software provided to Distributor by Airspan will be treated as the exclusive property of Airspan, and Distributor will: (a) treat such Software as Confidential Information under Section 10 of this Agreement; (b) utilize such Software or any portions or aspects thereof (including any methods or concepts utilized therein) solely on Systems or Equipment provided by Airspan; (c) forthwith return to Airspan all memory media, documentation and/or other material that has been modified, updated or replaced; (d) except to the extent permitted by applicable law not modify, disassemble or decompile such Software, or reverse engineer any portion of the Software or functioning of Systems or Equipment, or permit others to do so, without Airspan's prior written consent;
(e) except to the extent permitted by applicable law not reproduce or copy such Software in whole or in part except for backup and archival purposes or as otherwise permitted in writing by Airspan; (f) not perform or release benchmarks or other comparisons of the Software; and (g) not remove any trademark, tradename, copyright, notice or other proprietary notice from the Software and Distributor shall be responsible for the conservation of the same on any back-up copy of the Software.


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     11.3 In the event of a breach of this license by Distributor, then Airspan may, in its discretion, terminate the license with immediate effect, whereupon Distributor shall return to Airspan all Software and copies thereof within ten
(10) days.

12        EXCUSABLE DELAY.

Airspan shall not suffer any liability for non-performance, defective performance, or late performance under this Agreement due to causes beyond its control and without its fault or negligence such as, but not limited to, acts of God, war (including civil war), civil unrest, acts of government, fire, floods, explosions, the elements, epidemics, quarantine, restrictions, strikes, lock-outs, plant shutdown, material shortages, or delays in transportation or delays of its suppliers or subcontractors for like cause.

In the event of excusable delay as defined in the preceding sentence, then Airspan, upon giving prompt written notice to Distributor, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction, or interference (and Distributor shall likewise be excused from performance of its obligations on a day-to-day basis to the extent Distributor's obligations relate to the performance so prevented, restricted, or interfered with), provided that Airspan shall use its best endeavors to avoid or remove such causes of non-performance and both parties shall proceed to perform with dispatch whenever such causes are removed or cease to exist.



13.  TERM AND TERMINATION.

     13.1 This Agreement shall remain in effect for sixty (60) months from the Effective Date (the "Initial Term"). After the Initial Term, the term of the Agreement may be extended by a further period of five (5) years by mutual written agreement by the parties in the form of an amendment to this Agreement. If Distributor wishes to extend the term of the Agreement beyond the Initial Term, it must notify Airspan in writing at least six (6) months prior to then end of the Initial Term. However, nothing contained herein shall be interpreted as requiring either party to renew or extend this Agreement. Notwithstanding the provisions of this section or of any other provisions of this Agreement, this Agreement may be terminated prior to the expiration of its stated term as set forth below.

     13.2 Either party may terminate this Agreement at any time during the term of this Agreement if either party fails materially to comply with any covenant, term, or provision of this Agreement, by written notice given to the other party not less than thirty (30) days prior to the effective date of such termination. Either party's right to terminate this Agreement under this Section 13.2 may not be exercised unless said


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party shall have given the other party written notice of the failure, and the other party has not cured the failure within the thirty (30) day period following notice from said party.

     13.3 This Agreement terminates automatically for just cause, with no further act or action of either party if: (a) a receiver is appointed for Distributor or its property; (b) Distributor makes an assignment for the benefit of its creditors; (c) any proceedings are commenced by, for, or against Distributor under any bankruptcy, insolvency, or debtor's relief law; or (d) Distributor is liquidated, dissolved, or otherwise terminates its activities.

     13.4 In the event of termination by either party for any reason, Distributor shall provide Airspan with lists of existing customers as well as other information necessary for an orderly changeover of representation in the Territory.

     13.5 Upon termination, Distributor shall immediately return to Airspan all Confidential Information, and Distributor agrees that neither it nor any company or organization controlled or directed by it shall divulge the contents of such material to any person at any time, notwithstanding the termination of this Agreement.

     13.6 Airspan shall not be liable to Distributor for damages of any kind, including incidental or consequential damages, on account of the termination of this agreement in accordance with this section 13. Airspan shall not be liable to Distributor on account of termination or expiration of this Agreement for reimbursement or damages for loss of goodwill, prospective profits, or anticipated orders, or on account of any expenditures, investments, leases, or commitments made by either party, or for any other reason whatsoever based upon or growing out of such termination or expiration. Airspan will recognize payments due to Distributor for orders received up to ninety (90) days after the termination or expiration of this Agreement.

     13.7 Distributor acknowledges and agrees that: (a) Distributor has no expectation and has received no assurances that its business relationship with Airspan will continue beyond the states term of this agreement or its earlier termination in accordance with this section, that any investment by Distributor in the promotion of Airspan's Products will be recovered or recouped, or that Distributor shall obtain any anticipated amount of profits by virtue of this Agreement; and (b) Distributor shall not have or acquire by virtue of this Agreement or otherwise any vested, proprietary, or other right in the promotion of Airspan's Products or in any goodwill created by its efforts hereunder.

     13.8 This Section 13.8, as well as the provisions of Sections 9, 10, 11, 16, 17 and 18, shall survive the termination of this Agreement.


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14.  WARRANTY.

     14.1 THE WARRANTIES SET FORTH IN SECTIONS 14 AND 15 OF THIS AGREEMENT ARE IN LIEU OF, AND Airspan HEREBY DISCLAIMS, ALL OTHER WARRANTIES AND CONDITIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED TERMS AND WARRANTIES OF SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     14.2 Subject to Sections 14.3 and 14.4, Airspan warrants that the Equipment sold to Distributor under this Agreement shall, under normal use and service, be free from defects in materials and faulty workmanship, and that the Software licensed to Distributor under this Agreement shall conform in all material respects to Airspan's published specifications therefor. The warranty period for any item of Equipment and related Software shall be twelve (12) months from the date of delivery of such Equipment and related Software to Distributor as set forth in Paragraph 8.1 (hereinafter, this period of time shall be referred to as the "Initial Warranty Period.")

     14.3 Airspan's obligation and Distributor's sole remedy under this warranty are limited to the replacement or repair, at Airspan's option, of the defective Equipment or Software within the Initial Warranty Period. Airspan shall have no obligation to remedy any such defect if it can be shown that: (a) the Equipment or Software was altered, repaired, or reworked by any party other than Airspan without Airspan's prior written consent; (b) such defects were the result of Distributor's or a third party's improper storage, mishandling, abuse, or misuse of the Equipment or Software; (c) such defects were the result of Distributor's or a third party's use of the Equipment or Software in conjunction with equipment electronically or mechanically incompatible or of an inferior quality; or (d) the defect was the result of damage by fire, explosion, power failure, or any act of nature.

     14.4 In no event shall Airspan be obliged to provide on-site maintenance. Subject to the provisions of this warranty clause, defective parts or components must be returned by Distributor to Airspan's designated facility located within the contiguous 48 states in the United States, freight prepaid, within the Initial Warranty Period, and said defective parts will be repaired or replaced by Airspan at no charge to Distributor. In connection with such return by Distributor, Distributor shall comply with Airspan's Return Material Authorization (RMA) procedures. Risk of loss or damage to Equipment or Software returned to Airspan for repair or replacement shall be borne by Distributor until delivery to Airspan. Upon delivery of such Equipment or Software, Airspan shall assume the risk of loss or damage until that time that the Equipment or Software being repaired or replaced is returned and delivered to Distributor. Distributor will pay all transportation costs for Equipment or Software shipped to Airspan for repair or replacement. Airspan shall pay all transportation costs associated


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with returning repaired or replaced Equipment or Software to Distributor unless there was no fault found (NFF), in which event, the Distributor shall pay such transportation costs, along with Airspan's then prevailing standard NFF charge.

     14.5 Airspan will charge Distributor for any maintenance carried out which is not covered by the warranties contained in Section 14.2 or Section 15 at Airspan's then prevailing standard rates for such services.

15.  WARRANTY ON REPAIRED AND REPLACEMENT MATERIALS.

Airspan warrants that, following repair or replacement, the repaired or replaced Equipment or Software by Airspan shall be free from defects in materials and faulty workmanship and that the Software will conform in all material respects to Airspan's published specifications therefor for ninety (90) days from date of shipment from Airspan to Distributor or until the end of the Initial Warranty Period, whichever is longer.

16.  LIMITATION OF LIABILITY.

     16.1 WITHOUT PREJUDICE TO SECTION 16.4, NEITHER Airspan, NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SHAREHOLDERS, OR AFFILIATES (Airspan AND SUCH OTHER PERSONS, THE "Airspan PARTIES"), SHALL HAVE ANY LIABILITY TO DISTRIBUTOR FOR LOSS OF PROFITS, INCOME, REVENUE OR DATA, OR INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES OR LOSSES, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, ANY PURCHASE ORDER PLACED PURSUANT TO THIS AGREEMENT OR ANY OTHER COLLATERAL CONTRACT, OR FROM OR IN CONNECTION WITH THE EQUIPMENT OR THE SOFTWARE OR THE USE THEREOF OR THE INABILITY TO USE THEM EITHER SEPARATELY OR IN COMBINATION WITH OTHER EQUIPMENT OR SOFTWARE, OR FROM ANY OTHER CAUSE, WHETHER CAUSED BY NEGLIGENCE, BREACH OF CONTRACT, STRICT LIABILITY, BREACH OF WARRANTY, ON GROUNDS OF FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE.

     16.2 Without prejudice to Sections 16.3 and 16.4, the liability of the Airspan Parties, taken as a whole, for each event or series of connected events arising out of or in connection with this Agreement, any purchase order placed pursuant to this Agreement, or any other collateral contract, or from or in connection with the Equipment or Software or the use thereof, or the inability to use them either separately or in combination with other equipment or software, or from any other cause, whether caused by negligence, breach of contract, strict liability, breach of warranty, on grounds of failure of essential purpose, or otherwise, shall in no circumstance exceed the total amount payable by Distributor to Airspan under this Agreement for the provision of

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the Equipment or Software which gave rise to the loss or damage or in connection with which the loss or damage was incurred.

     16.3 Airspan Parties, taken as a whole, shall be liable for physical damage to Distributor's property resulting from Airspan's negligence under or in connection with this Agreement up to a maximum aggregate amount of one million US Dollars (US$1,000,000). And Distributor, taken as a whole, shall be liable for physical damage to Airspan's property resulting from Distributor's negligence under or in connection with this Agreement up to a maximum aggregate amount of one million US Dollars (US$1,000,000).

     16.4 Nothing in this Agreement shall exclude or in any way limit Airspan liability for death or personal injury caused by its negligence.

     16.5 Save as provided for in Section 17 Distributor shall indemnify and hold harmless and defend the Airspan Parties from and against all claims, demands, actions, suits, proceedings, writs, judgments, orders and decrees brought, made or rendered against them or any of them and all damages, losses and expenses suffered or incurred by them or any of them howsoever arising out of or related to the breach by Distributor of any of the terms of this Agreement. Airspan shall notify Distributor forthwith of any claim, demand, action, suit, proceeding, writ, judgment, order or decree falling within the scope of this Section 16.5 and shall permit Distributor sole conduct of the same and shall provide reasonable assistance in relation thereto, subject to appropriate defense by Distributor and the payment by Distributor of Airspan's reasonable costs and expenses.

     16.6 Distributor shall include, in its agreements with its customers pursuant to which Distributor supplies Equipment or Software, provisions pursuant to which such customers agree that the Airspan Parties shall have no liability for any of the types of damages referred to at Section 16.1 in connection with or arising from the Equipment or Software or the use thereof, or the inability to use them either separately or in combination with other equipment or software, or from any other causes.

17.  INTELLECTUAL PROPERTY RIGHTS INDEMNITY.

     17.1 Airspan agrees to indemnify and hold Distributor harmless with respect to any suit, claim, or proceeding brought against Distributor by a third party alleging that Distributor's use of the Equipment or the Software, separately or in combination, as a whole or in part, constitutes an infringement of any patent or copyright or misuse of proprietary or trade secret information. Airspan agrees to defend Distributor against any such claims and to pay all litigation costs, reasonable attorney's fees, settlement payments, and any damages awarded or resulting from any such claim.


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     17.2 Distributor shall promptly advise Airspan of any such suit, claim, or proceeding and shall co-operate with Airspan in the defense or settlement thereof. Airspan shall have sole control of the defense of any action involving such a claim and of all negotiations for its settlement or compromise.

     17.3 In the event that an injunction is obtained against Distributor's use of the Equipment and/or the Software, in whole or in part, as a result of any such claim, Airspan shall use its best efforts to either: (a) procure for Distributor the right to continue using the portions of the Equipment or the Software enjoined from use; or (b) replace or modify the same with functionally equivalent or better Equipment and/or Software so that Distributor's use is not subject to any such injunction. In the event that Airspan cannot perform the remedies set forth in Sections 17.3(a) or 17.3(b), then Distributor shall have the right to return such Equipment and the Software to Airspan. In the event of such return, Airspan shall refund the depreciated value of the Equipment and the license to use the Software within thirty (30) days of the receipt by Airspan of the Equipment and the Software.

     17.4 This indemnity shall not apply to claims arising in respect to the use of the Equipment or Software supplied by Airspan or manufactured by its suppliers in accordance with any design or any special instruction furnished by Distributor, or which is used by Distributor in a manner or for a purpose not contemplated by this Agreement.

     17.5 The provisions of this Section 17 set forth the entire obligation of Airspan with respect to any claim of patent infringement, copyright infringement, or misuse of proprietary or trade secret information.

18.  EXPORT CONTROLS AND LEGAL COMPLIANCE.

     18.1 If any approval with respect to this Agreement, or the registration thereof, shall be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in the Territory, or with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of United States dollars pursuant to
Section 6 hereof, Distributor shall immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith shall be for the account of Distributor. Distributor shall keep Airspan currently informed of its efforts in this connection. Airspan shall be under no obligation to ship Airspan Products to Distributor hereunder until Distributor has provided Airspan with satisfactory evidence that such approval or registration is not required or that it has been obtained.

     18.2 In the performance of its obligations under this Agreement, Distributor shall at all times strictly comply with all export laws, regulations, and orders of the


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United Kingdom and the United States of America. Distributor specifically acknowledges that Equipment, Software or technology supplied or licensed by Airspan under this Agreement are subject to U.K. and U.S. trade sanctions and export control laws and regulations including, but not limited to, the various Foreign Assets Control Regulations, the Export Administration Regulations, and the International Traffic in Arms Regulations. Distributor specifically acknowledges that Equipment, Software, or technology obtained from Airspan pursuant to this Agreement shall not be exported, re-exported, transshipped, disclosed, diverted, or transferred, directly or indirectly, contrary to U.K. and U.S. laws, orders or regulations. The provisions of this section shall survive any termination of this Agreement.

19.  TRAINING AND DOCUMENTATION.

     19.1 Airspan shall provide a single technical course in the English language for up to two (2) qualified technicians of Distributor during the first year of this Agreement. The training course so developed by Airspan shall be used to familiarize Distributor's technicians with the use and maintenance of Airspan Products. Training will be conducted at Airspan's facilities in Uxbridge, UK, unless otherwise agreed to by Airspan. The necessary instructors and training facilities will be provided by Airspan at no charge to Distributor. Distributor will pay all additional expenses of training including, but not limited to, travel and room and board. Additional training courses may be requested by Distributor at Airspan's then current rates for such courses.

     19.2 Airspan agrees to provide Distributor at no additional charge with its standard package of documentation related to the use, maintenance, and installation of Airspan Products. In the event that such documentation is modified during the term of this Agreement, Airspan agrees to provide to Distributor at no additional charge all such modifications. In addition to the documentation described above, Airspan agrees to provide at no additional charge reasonable amounts of sales materials such as brochures, press releases, and fact sheets. All documentation provided by Airspan to Distributor shall be in the English language. All translation of such documentation provided by Airspan will be at Distributor's sole expense. All such translations and advertising material not supplied by Airspan relating to Airspan Products and services will be submitted to Airspan for approval before publication or dissemination.

20.  CONFLICT OF INTEREST.

Distributor confirms that it has revealed all information pertaining to possible conflicts of interest created by the sale of competing products or services or arising from other positions or contracts held by Distributor, and represents that no conflict of interest exists. Any future circumstances which could create possible conflicts of interest will be revealed to Airspan as soon as they become known by informing Airspan of any business relationships, circumstances, or situations which could prejudice in any way

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the conduct of Airspan marketing activities according to the highest ethical and business standards, or place Airspan or Distributor in any kind of embarrassing situation.

21.  MISCELLANEOUS.

     21.1 Pursuant to the Foreign Corrupt Practices Act of the United States of America, directors, officers, or employees of Distributor shall not offer or pay any bribe to any individual or corporation in connection with the provision or support of any Airspan Products obtained under this Agreement. When other individuals or organizations are required to participate in the sales program covered by this Agreement, they shall be compensated fairly based on the tasks performed. In no circumstances are public servants or holders of public office to be offered or paid any bribe or other benefit, direct or indirect. No contribution in any way related to Airspan shall be made to candidates for public office or to political parties or other political organizations, regardless of whether such contributions are permitted by the laws of the Territory. The parties agree that both parties will comply fully with all of the terms, conditions, rules, regulations and statutes of the Foreign Corrupt Practices Act. The parties further agree that if either party violates any of the provisions of said Act, the party violating the Act will indemnify the other party from any and all liability thereunder, including costs, expenses, fines or legal fees.

     21.2 In performing this Agreement, the parties shall comply with all applicable laws, rules, and regulations, and shall indemnify, defend and save each other harmless from said party's failure to do so. Furthermore, if this Agreement, the relationship created hereby or the performance hereof is determined by either party to be contrary either to (a) the laws, rules or regulations applicable to the parties; or (b) the parties' representations as set forth herein, this Agreement will be null and void from its inception. The parties have entered into this Agreement in material reliance on the following representations made by each party that:

          a. Neither this Agreement, the relationship created hereby nor the performance hereof is contrary to any applicable law, rule or regulation;

          b. The parties have not refunded and will not refund either directly or indirectly, any funds to any director, officer, employee or other representative of either party (or of any subsidiary controlled by or affiliated with either party) or to such party's family; and

          c. The parties represent and covenant that they have not made and will not commit themselves to make, nor will they directly or indirectly make, any payments in connection with the business of the parties to any director, officer, official, employee or shareholder of any governmental or private

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     customer, or prospective customer, or of any political party, or to such party's family, or that are otherwise illegal under applicable law.

Distributor understands and agrees that Airspan will comply with any legal provision requiring disclosure of, or request from a government or governmental or private customer to disclose, by affidavit or otherwise, the identity of payments made or to be made to Distributor.

     21.3 Neither party may assign this Agreement or subcontract its obligations under this Agreement to another party without the other party's prior, written consent executed by a duly authorized officer. The parties agree that if said assignment is to a subsidiary or affiliate organization, said consent to assignment will not be unreasonably withheld.

     21.4 This Agreement shall be construed in accordance with and governed by the laws of the State of South Dakota.

     21.5 Any dispute, controversy or claim between the parties arising out of, or in connection with, this Agreement, or the breach, termination or validity thereof will be resolved by mutual agreement of the parties, provided that this shall not limit the ability of the parties to seek temporary or interim injunctive relief in the event of any breach or threatened or impending breach of the confidentiality provisions of this Agreement. If any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof is unable to be resolved by mutual agreement of the parties, each of the parties hereby (i) agrees that any action, suit or proceeding with respect to this Agreement against it or its properties or revenues must be brought exclusively in the federal and state courts siting in Minneapolis, MN, and (ii) irrevocably submits to the exclusive jurisdiction of any such court and any appellate court from any order or judgment thereof in any such action, suit or proceeding. The parties hereby irrevocably agree that all claims in respect of such action, suit or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding. The parties agree that a final judgment in any such action, suit, or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     21.6 The parties' failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, or to exercise any option herein provided shall in no way be construed to be a waiver of such provision, rights, or options, or in any way to affect the validity of this Agreement. The parties' exercise of any of their rights hereunder or of any options hereunder under the terms or covenants herein shall not preclude or prejudice the parties from thereafter exercising the same or any right


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which they may have under this Agreement, irrespective of any previous action or proceeding taken by either party hereunder.

     21.7 In the advertising and sale of Airspan products, Distributor will utilize Airspan's regular trade names and trademarks only as permitted or directed by Airspan, will not make or permit alteration or removal of any tags, labels, or other identifying marks placed by Airspan on its products, and will not use the name "Airspan Communications Corporation" or abbreviations thereof in Distributor's corporate titles or in any other way which might result in confusion as to Airspan and Distributor being separate and distinct entities. Distributor will not register any Airspan trademark.

     21.8 This Agreement shall be binding upon the parties, their heirs, successors in interest and permitted assigns.

     21.9 This Agreement and any attachment hereto shall be modified only by an instrument in writing and signed by duly-authorized officers or agents of the parties.

     21.10 All notices, requests, consents, and other communications hereunder must be in writing and will be deemed to have been properly given when actually received by the party to whom sent, at the following addresses:



     To:  Airspan                    To: Distributor

     Airspan Networks Inc.           GLS LLC
     777 108 Th. Avenue NE           501 Fourth Street
     Suite 1895                      PO Box 67
     Bellevue, Washington            Sergeant Bluff, IA
     98004                           51054
     Attn:  Peter Stanway            Attn: Jon Winkel
     Contracts Manager
     Fax No. 919-319-0106


     21.11 The provisions of this Agreement are severable, and if any provision is held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability will affect only such provision or part thereof in such

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jurisdiction, and will not in any manner affect the provision in any other jurisdiction, or any other provision in this Agreement in any other jurisdiction.



     21.12 Distributor agrees not to publish any press releases or otherwise publicize the existence, or any of the terms, of this Agreement without the prior written consent of Airspan, such consent not unreasonably to be withheld or delayed.

22. This document constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties or any official or Distributor thereof with respect to the subject matter hereof.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date, such parties acting by their officers, being thereunto duly authorized.


Airspan Networks Inc.                GLS LLC


By:  _______________________________   By:  ______________________________

Name: ______________________________   Name: _____________________________

Title: ______________________________  Title: ____________________________

                                  SCHEDULE I
                                  ----------

                               "Airspan Products"
                               ------------------

[AIRSPAN LOGO APPEARS HERE]



                              WIRELESS FIXED ACCESS


                               System Description










                              AIRSPAN NETWORKS INC.

                          Cambridge House . Oxford Road
                       Uxbridge . Middlesex . UB8 1UN U.K.

                        Telephone:   +44 (0) 1895 467 100
                              Fax:   +44 (0) 1895 467 101

                            Email:   marketing@airspan.com
                          Website:   http://www.airspan.com

This is the unpublished work, the copyright of which vests in Airspan Networks Inc. (Airspan). All Rights Reserved/(C)/. The information contained herein is the property of Airspan Networks Inc. and is supplied without liability for errors or omissions. No part may be reproduced or used except by contract or other permission. The copyright and the foregoing restriction on reproduction and use extend to all media in which the information may be embodied.

Date:     March 2000
Version:  1.7

1    Executive Summary.....................................................................  5

2    Wireless Fixed Access.................................................................  7
   2.1    System Overview..................................................................  7
   2.2    Conformance to Standards.........................................................  8
   2.3    System Interfaces................................................................  9
     2.3.1     The Central Office / Exchange Interface (Voice & ISDN services).............  9
     2.3.2     The Operator Interfaces (TCP/IP networks)................................... 11
     2.3.3     The Operator Interfaces (Leased line data networks)......................... 11
     2.3.4     The Radio (Cell) Site....................................................... 11
     2.3.5     The Subscriber Site......................................................... 11
   2.4    Equipment Overview............................................................... 11
     2.4.1     Subscriber Terminals........................................................ 12
        2.4.1.1     The Subscriber Terminal................................................ 12
     2.4.2     The Central Terminal........................................................ 13
     2.4.3     The Access Concentrator..................................................... 14
   2.5    The Management Systems........................................................... 14

3    System Air Interface.................................................................. 15
   3.1    CDMA Technology.................................................................. 15
   3.2    Air-Interface Structure.......................................................... 16
     3.2.1     Fixed Assignment............................................................ 16
     3.2.2     Demand Assignment........................................................... 17
   3.3    Frequency Ranges Supported....................................................... 18
   3.4    Radio Link Budget................................................................ 19
   3.5    Cell Planning Criteria........................................................... 20

4    Services Supported.................................................................... 21
   4.1    Wireline equivalent POTS services................................................ 21
   4.2    Wireline equivalent Leased line data services.................................... 21
   4.3    Wireline equivalent ISDN services................................................ 21
   4.4    Data Services Support............................................................ 22
   4.5    Access to the Internet........................................................... 23
   4.6    Packet Access capabilities with Airspan's PacketDrive technology................. 23
   4.7    Speech Coding.................................................................... 25
   4.8    System Security.................................................................. 25

5    System Capacity (Demand Assigned Mode)................................................ 26
   5.1    Radio (RF) Channel Capacity...................................................... 26


     5.1.1     Number of Traffic Channels (TCHs) for isolated cell......................... 26
     5.1.2     Number of TCHs for contiguous cell pattern.................................. 26
     5.1.3     Dynamic frequency allocations............................................... 26
   5.2    Infrastructure Capacity.......................................................... 27
     5.2.1     32kbit/s Telephony.......................................................... 27
     5.2.2     64kbit/s Telephony or Data Service.......................................... 27
   5.3    System Capacity Limits........................................................... 28

6    Equipment Details..................................................................... 29
   6.1    Infrastructure................................................................... 29
     6.1.1     Temperature and humidity limits............................................. 29
   6.2    Power Requirements............................................................... 30
   6.3    Antenna Configurations........................................................... 30
   6.4    Installation and Commissioning................................................... 30
   6.5    Subscriber (ST) Equipment........................................................ 30
     6.5.1     Size........................................................................ 30
     6.5.2     Weight...................................................................... 30
     6.5.3     Power consumption........................................................... 30
     6.5.4     Battery backup.............................................................. 31
     6.5.5     Pay phone Support........................................................... 31
     6.5.6     Ringer loads and drop distances............................................. 31
     6.5.7     ST Antenna characteristics.................................................. 31
     6.5.8     Installation & Commissioning................................................ 31

7    RF and Deployment Planning............................................................ 32

Appendix A. Wireless Local Loop (WLL) background and technology comparisons.Error! Bookmark not defined.

Appendix B. Vocabulary......................................................Error! Bookmark not defined.

Appendix C. RF channel plans................................................Error! Bookmark not defined.


1 EXECUTIVE SUMMARY



This document describes Airspan Networks Inc. (Airspan)'s Wireless Fixed Access
(WFA) systems. These systems meet the requirements of network operators who wish to offer copper-equivalent services via radio.

Airspan's systems were created to:

 .    Support a complete range of telecommunication services including telephony,
     Group 3 and Group 4 facsimile, payphone, data modems, high-speed leased line data, Internet Access and basic rate ISDN.

 .    Be economical to deploy in urban, suburban and rural areas.

 .    Have capacity that can be easily expanded as the customer base grows.

 .    Minimise initial capital outlay.

 .    Operate in a Point-to-Multipoint system configuration.

 .    Conform to the ETSI standards EN 301 055 and 301 124 for CDMA Point-to-
     Multipoint systems in the 1-3GHz and 3-11GHz bands.



Airspan's systems are best described as a "flexible access tool" for network operators to provide a variety of services to their end-user customers. Significantly, they are able to provide services that are the same quality and performance as wireline services, by supporting a transparent connection to the operator's network. The combination of voice coding at either 64kbit/s PCM or 32kbit/s ADPCM, Bit Error Rates (BER) of better than 1 x 10-6 and low delay (typically 10ms), ensure that advanced telephony services, including G3 facsimile and high speed data modems (up to 56kbit/s) for Internet applications are fully supported. They are also the only fixed WLL systems to fully support basic rate ISDN service in the 2B + D channel format.

The latest enhancement to the AS4000 family is PacketDrive technology. This enables high speed data applications to be delivered to customers, so that users have access to an `always on' internet connection delivering up to 512kbit/s, together with one or two regular POTS lines for voice communications.

Airspan's systems support numerous applications within both existing and new telecommunications networks, and has been deployed in both developed and developing country environments. For example:

 .    International CLEC operators who want to differentiate their services from incumbents by offering hybrid voice and high speed data.

 .    In developing countries to reduce the waiting list for telephony services, in residential, business and payphone applications. This enables rapid deployment of a low cost / high value telephony infrastructure that typically exceeds the quality and performance of existing copper access networks.

 .    In developed countries as a "copper alternative", to modernise the access networks, reduce operating costs and thus reduce the cost of universal service provision.

 .    In both developed and developing countries to provide a "local loop bypass", allowing a new operator to provide wireless based services at a quality normally only available with wireline networks. Additionally the system is cost effective and quick to deploy compared with traditional copper access networks.

 .    In leased line and ISDN data-only networks for operators with data-only licenses.

 .    In private networks to provide a range of telephony and leased line data services supported by transmission rates of N x 64kbit/s (N = 1 to 6).

2  WIRELESS FIXED ACCESS


2.1  SYSTEM OVERVIEW


Airspan's Wireless Fixed Access (WFA) systems are digital point to multipoint radio access systems providing wireless access for fixed end-users to a telecommunication operator's network.

AS4000 is specifically designed for Wireless Fixed Access applications. AS4000 delivers a wide range of services, including telephony, voice-band facsimile/data, basic rate ISDN, leased line data, and packet-oriented interfaces for always-on internet connections. Distances up to 25km can be covered. AS4000 is therefore an attractive alternative to traditional copper "local loops" for the delivery of these services to end-users. Furthermore it is a better services platform than pure voice WLL systems or packet-only configurations.



                          GENERAL SYSTEM ARCHITECTURE

AS4000 uses point to multipoint microwave radio links between the individual end-user's premises and the network operator's "local point of presence" as an alternative to the copper pair "local loop".

The "local point of presence" would typically be the local exchange premises. If greater flexibility or range is required, the Central Terminal (cell site) equipment can be remotely located in a suitable building or an environmentally protected wayside cabinet, and connected to the local exchange via radio, cable or fibre digital transmission links.

Both Fixed Assigned (FA) and Demand Assigned (DA) modes of bandwidth allocation between the Central Terminal and Subscriber Terminals are supported.

The range of services supported includes:

 .    Analogue telephony (POTS).

 .    Always-on TCP/IP connections.

 .    Voice-band Group 3 facsimile and data up to 33.6kbit/s (extending to
     56kbit/s where there are digital interfaces between Airspan and the switch network).

 .    Payphones, including pulse metering.

 .    CLASS services.

 .    64kbit/s and n x 64kbit/s leased line data services.

 .    Basic rate ISDN (2B + D).

A portfolio of Subscriber Terminals (ST) are available supporting one or more lines at each end-user location.

2.2  CONFORMANCE TO STANDARDS


Airspan's WFA system architecture is in accordance with the ETSI standards EN 301 055 and 301 124 for Direct Sequence Code Division Multiple Access (DS -
CDMA) Point-to Multipoint digital radio systems as shown below:

The ETSI standard permits an operator to use systems from different vendors. The standard addresses:

 .    Interoperability on Radio interface: Spectrum Masks, Spurious Emissions,
     Receiver Specs, Co and Adjacent Channel Interference Performance are defined. Reference is made to relevant ITU-R and CEPT standards.

 .    Host Network Interconnection is covered by references to relevant ETSI V5.x standards and TMN standards.

 .    Subscriber Services and Interconnection is covered by reference to relevant
     ITU-T standards.

2.3  SYSTEM INTERFACES


Interfaces between the various elements of Airspan's systems are as follows:
2.3.1  THE CENTRAL OFFICE / EXCHANGE INTERFACE (VOICE & ISDN SERVICES)


The interface between the WFA systems and the switch is N x 2Mbit/s G703 / G704 (1 per radio carrier typically 4 per CT).

In the FIXED ASSIGNED mode the following signalling protocols are supported:

 .    Channel Associated Signalling (CAS). Variants are available to interface with switches from Ericsson (AXE), Nortel (DMS-100) and Siemens (EWSD). Variants can be made available to interface with other manufacturers digital switches that have 2Mbit/s subscriber ports. This protocol also supports 2 wire analogue interfaces via channel banks, such as the LS-120.

 .    Common Channel Signalling (CCS). UK DASS2 is available to interface with
     GPT (System X) and Ericsson (AXE) switches. DSS1 signalling to support Euro-ISDN is available to interface with Alcatel (S12) and Ericsson (AXE) switches. In addition V5.1 is supported.

In the DEMAND ASSIGNED mode the Access Concentrator (AC) provides the primary network interface which is N x 2Mbit/s, as per ITU recommendation G.703, short haul 6dB, G.704 and ETSI ETS 300-166.

All signalling is digital using either Channel Associated Signalling (CAS) or Common Channel Signalling (CCS) protocols. The DA system interfaces to digital switching systems that have 2Mbit/s subscriber ports.

Support for 2-wire VF interfacing is via external channel bank equipment.

 .    Channel Associated Signalling. Support for timeslot 16 ABCD bit CAS is provided. Airspan's management systems allow for flexible configuration of the protocol, to interface with switches from various manufacturers.

 .    Common Channel Signalling. V5.1 and V5.2 are supported by the DA system.
     Proprietary protocols such as DASS2 and DSS1 may be supported through appropriate software loads.

 .    The V5.1 network interface as specified in ETS 300-324-1 is used for the presentation of traffic at a non-concentrated interface. The V5.1 interface supports POTS, ISDN and data services.

 .    The V5.2 network interface as specified in ETS 300-347-1 is used for the presentation of traffic at a concentrated interface. The V5.2 interface supports both POTS and basic rate ISDN services. The AC supports V5.2 groups of up to 16 E1 links.

 .    The AC supports dedicated data services using 64kbit/s timeslots. Cross-
     connect at the 64 kbit/s level from any input / output port is configurable via the management systems.

 .    GR303 and T1 interfaces are also supported

2.3.2  THE OPERATOR INTERFACES (TCP/IP NETWORKS)


 .    For operators deploying AS4000 with PacketDrive features, the network-side interconnect consist of 100bT connections on standard ethernet cable.

 .    This can be flexibly combined with voice and data interfaces 2.3.3 THE
     OPERATOR INTERFACES (LEASED LINE DATA NETWORKS)

 .    Standard G.703 2Mbit/s interfaces are presented to the network.

 .    The allocation of timeslots on the E1 connections can be managed and groomed via the cross-connect functions built into the AC.

 .    These interfaces may form part of a combined V5.x presentation, or may be presented on separate interfaces as desired. They can also be combined flexibly with PacketDrive network interfaces.

2.3.4  THE RADIO (CELL) SITE


The network-side (backhaul) interface to the Central Terminal is up to 4 x 2Mbit/s G703 / G704 interfaces. This is connected to the Access Concentrator or directly to the Switch. In the DA system this backhaul supports concentrated and compressed traffic.

2.3.5  THE SUBSCRIBER SITE


This is normally country specific in line with the national customer terminal interface specification(s), and versions are available that meet most requirements.

2.4  EQUIPMENT OVERVIEW


Airspan's systems consist of four main network elements:

 .    The Subscriber Terminal (ST) which is located at the end-user's premises.

 .    The Central Terminal (CT) which is located at the radio site or at the switch site.

 .    The Access Concentrator (AC) which is normally located at the switch site.
     This is only required for the Demand Assigned version of the system.

 .    The Management system normally consists of AS8100 clients, located at an
     Operator's network management centre, with AS8100 servers distributed throughout the network.

2.4.1  SUBSCRIBER TERMINALS



                            SUBSCRIBER TERMINAL (ST)
                              (EXAMPLE SHOWS ST-R2)

2.4.1.1  THE SUBSCRIBER TERMINAL


The architecture of the ST comprises two principal units. The outdoor unit contains a directional antenna and RF front end. This is small, light and easy to install. The remainder of the electronics is contained in a Service Interface Unit, normally located inside a customer's premises. This is connected to the outdoor unit by a coax drop cable. A small 12VDC mains PSU completes the installation.

There is a range of STs available, each supporting different services and numbers of lines.

 .    The ST-R1 and ST-S1 supports one 32kbit/s or 64kbit/s analogue telephony line at the end-users premises. Provisioning is by the management system.

 .    The ST-R2 and ST-S2 supports two 32kbit/s or 64kbit/s analogue telephony lines at the end-users premises. Provisioning is by the management system.

 .    The ST-P1V2 supports an always-on 10bT Ethernet RJ11 interface for connection to the internet, plus two 32kbit/s or 64kbit/s analogue telephony lines at the end-users premises. Provisioning is by the management system.

 .    The ST-B1 supports a basic rate ISDN, 2B+D (2 x 64kbit/s + 16kbit/s) "S"
     interface, and normally operates in Fixed Assigned mode.

 .    The ST-L128 supports 64kb/s or 128 kb/s clear channel data services via an
     RS530 interface.

 .    A number of MULTI-LINE STS are available, ranging from the ST-N4 4-line unit to the ST-M16 for up to 16 analogue POTS lines.

STs are powered from the AC mains supply, with or without backup batteries.

2.4.2  THE CENTRAL TERMINAL


The Central Terminal (CT) is the Base Station. This is deployed in omni or sectored cell configurations supporting variable numbers of STs per cell. The CT is a multi-service platform hosting single and dual line telephony, multi-line telephony, digital data leased lines and ISDN basic rate interfaces. The CT can operate in two modes, depending on the type of service and traffic levels supported. Fixed Assignment is used when STs must have a dedicated radio link. Demand Assignment is utilised when STs can share the available radio resources, and sustain an "engineered" grade of service.

The CT provides the traffic interface to the network switching, either directly for Fixed Assigned systems or via the Access Concentrator for Demand Assigned systems. The CT also provides an interface to the management systems.

2.4.3  THE ACCESS CONCENTRATOR


The Access Concentrator (AC) is required when the system is operating in "Demand Assigned" mode to de-multiplex the traffic concentrated on the air-interface for presentation to the network switching equipment. Also in system versions using 32kbit/s compression the decompression to 64kbit/s is performed within the AC.

2.5  THE MANAGEMENT SYSTEMS


Airspan's Management systems monitor, test and configure the WFA systems:

 .    STMON: a standalone "CRAFT terminal" for installation, operation and maintenance of the subscriber terminals.

 .    AS8100 Sitespan Manager: a scaleable, distributed PC based management system, that can be used for commissioning or full-scale management, including integration with an operator's OSS system.



For Demand Assigned systems, interfaces for connection to the management system are supported as follows:

 .    AC: 2 x RS232, 9600 baud

 .    AC: 2 x Ethernet, optional

 .    CT modem shelf: 2 x RS232, 9600 baud

 .    CT modem shelf: 1 x Ethernet, optional

 .    CT modem shelf: embedded within E1, backhauled to the AC.

Management communications routing is flexible. The AC supports consolidation of management communications from dependent CT equipments to provide a single management interface.

3  SYSTEM AIR INTERFACE


3.1  CDMA TECHNOLOGY


Airspan's systems use a radio air-interface, specifically designed for Wireless Fixed Access to provide high quality, and low delay bearers for telephony, data and ISDN services

The systems use Direct Sequence Spread Spectrum Code Division Multiple Access (DS-CDMA) on the air-interface between the CT and STs, allowing multiple radio links to share the same RF channel. A set of specialised codes is used which are shared between the ST and its corresponding modem in the CT.

There are two stages to the CDMA modulation / demodulation process. Firstly direct sequence spreading is performed on each individual radio link by a pseudo-random noise (PN) code. Then multiple access, where multiple links share the same RF channel, is achieved by using a set of orthogonal Rademacher - Walsh
(RW) codes. The PN and RW codes are combined into a unique and shared composite code used to modulate and demodulate each radio link.

Airspan's systems implement a version of CDMA optimised for fixed access. This is significantly different from other commercial CDMA implementations, such as IS-95, which are optimised for mobile cellular and PCS applications.

The following table demonstrates the difference in implementation and performance between the two systems:


                                                 Cellular (IS-95)                   Fixed (Airspan)
                                          --------------------------------  -------------------------------
Application                                             PCS                      Wireless Fixed Access
----------------------------------------------------------------------------------------------------------
Frequency of operation                          8-900,1800-1900 MHz                   1.3-3.6GHz
----------------------------------------------------------------------------------------------------------
RF Channels (BW)                                      1.23MHz                           3.5MHz
----------------------------------------------------------------------------------------------------------
Channel Bit Rate                                     9.6kbit/s                       To 144kbit/s
----------------------------------------------------------------------------------------------------------
Processing Gain                                        21 dB                            12-24dB
----------------------------------------------------------------------------------------------------------
Processing Delay                                  greater than 20ms                 less than 1ms
----------------------------------------------------------------------------------------------------------
FEC                                                     1/3                              1/2
----------------------------------------------------------------------------------------------------------
Code Structure                                    Quasi Orthogonal                   Orthogonal
----------------------------------------------------------------------------------------------------------
Receiver Type                                          Rake                           Coherent
----------------------------------------------------------------------------------------------------------
RF Synchronised                                         No                               Yes
----------------------------------------------------------------------------------------------------------
Synchronised Base Stations Required                    Yes                                No
----------------------------------------------------------------------------------------------------------

3.2    AIR-INTERFACE STRUCTURE

The system's Radio Interface structure supports both "Fixed" and "Demand" assigned modes for allocation of radio capacity to users. The air-interface protocol and structure is compatible between both assignment types. The basic structure of the interface is shown below:




                         System Air-Interface Structure


Depending on the service applications and traffic levels to be supported, this structure is used in two different ways:

3.2.1  FIXED ASSIGNMENT


The "Fixed Assigned" mode makes a permanent allocation of a radio link, operating within a RF channel to a subscriber terminal. Each link provides 32, 64, 128 or 144kbit/s of user payload together with OAM. In telephony applications where the subscriber is "on-hook" the ST will use "rate switching", reducing the link bandwidth to 10kbit/s, and hence decreasing the level of Access Noise on the RF channel.

                     FIXED ASSIGNED AIR-INTERFACE STRUCTURE

3.2.2  DEMAND ASSIGNMENT


The "Demand Assigned" Radio interface makes a temporary call by call assignment of channels, to Subscriber Terminals in residential telephony applications, where the per line traffic allows the provision of Graded Service. The radio interface differs in that links are allocated as either Traffic, or Control channels.



                    DEMAND ASSIGNED AIR-INTERFACE STRUCTURE

Within each RF Channel a pool of traffic channels (TCH) supports a mix of 32, 64, and 144kbit/s services. Pool management is dynamic so that channels may be made available as 32, 64, and 144kbit/s on demand. The size of the traffic pool is automatically and dynamically sized based on radio interface performance and the grade of service requirements thus controlling the level of Access Noise. The pool can be extended if the interference level permits, or reduced if access noise is too great. The DA access protocol can also support one or more priority channels which allow guaranteed access for emergency calls. The channels allocated to traffic are pooled and configured as either 10-13 x 144kbit/s, 20-26 x 64kbit/s, or 40-52 x 32kbit/s. Two links are reserved for OAM and Call Control.

Each link operates using a master RW code to provide a 160kbit/s channel. These links are then sub-divided using 2nd level RW codes that allow the construction of 2 x 80kbit/s or 4 x 40kbit/s smaller granularity links, while maintaining the same Spectral Density. Hence TCHs are composed of 160kbit/s, 80kbit/s or 40 kbit/s links.

STs maintain communication with CT via the Call Control link, using an "Ethernet" like protocol. All STs are continually polled, and receive regular downloads of available TCHs and their channelisation (i.e. 144kbit/s, 64kbit/s or 32kbit/s).

STs track available TCHs to permit "fast acquisition". When a user's line goes "off-hook", STs request allocation of a TCH from the available pool. The CT instructs STs to "seize" a particular TCH, if access noise permits. Traffic engineering is via the management system, which allows the following parameters to be programmed:

     .    Minimum / maximum number of traffic channels

     .    Number of access channels

     .    Demand access protocol type

     .    BER grade of service threshold

     .    Call blocking threshold

     .    Number of priority channels

3.3  FREQUENCY RANGES SUPPORTED


Airspan's systems operate in various frequency ranges within the PCS, ITU-R and ETSI 2GHz and 3GHz frequency ranges. The specific channel plans available (see Appendix B) operate in frequency bands at:

     . 1.8 - 1.9GHz, for deployments in the PS A-Band with 80MHz duplex spacing

     . 2.0- 2.3GHz, in accordance with CEPT/ERC/Rec. 13-01E, Annex C, with 175MHz duplex spacing

     .    2.3 - 2.5GHz, in accordance with ITU-R 746, with 94MHz duplex spacing

     . 3.6GHz, in accordance with CEPT/ERC/Rec. 14-03E (Turku 1996), with 100MHz duplex spacing

The systems operate in licensed spectrum, normally co-ordinated with other users by the licensing authority. Coexistence with other systems is in-line with ETS 301 055 and 301 124.

3.4  RADIO LINK BUDGET


Airspan's systems operate in rural, suburban and urban areas in either omni-cell or sectored cell configurations.

System performance is governed by the link loss relative to available Link Budget. Therefore for shorter links Line Of Sight (LOS) propagation is not necessarily required and Near Line Of Sight (NLOS) links operate satisfactorily.

The system range is dependent on the location and ground height of the CT sites and tower heights, relative to the ST locations and the environment in which the system is operating. Ref. 5.5.



                                                         --------------------------------------------
FREQUENCY:                                                1.8-1.9      2.0-2.5      3.4-3.6  GHz
-----------------------------------------------------------------------------------------------------
UPLINK
-----------------------------------------------------------------------------------------------------
  ST PA output power                                        +21.0        +18.0        +18.0  dBm
-----------------------------------------------------------------------------------------------------
  ST Cable and connector loss                                -0.5         -0.5         -0.5  dB
-----------------------------------------------------------------------------------------------------
  ST antenna gain                                            10.5         11.5         13.5  dBi
-----------------------------------------------------------------------------------------------------
  ST effective radiated power (a), per link                  31.0         29.0         31.0  dBm
-----------------------------------------------------------------------------------------------------
  CT antenna gain (b), Omni                                10.5 +       10.5 +       10.5 +  dBi
-----------------------------------------------------------------------------------------------------
  CT Cable and connector loss (d), 50m                       -3.5         -3.5         -5.0  dB
-----------------------------------------------------------------------------------------------------
  CT Receiver sensitivity for 10-7 BER (e)                  -98.0        -98.0        -98.0  dBm
-----------------------------------------------------------------------------------------------------
  Maximum path loss (j=a+b-d-e)                             136.0        134.0        134.5  dB
-----------------------------------------------------------------------------------------------------
  Fade Margin for 99% Link availability                      4-10         4-10         4-10  dB
-----------------------------------------------------------------------------------------------------
DOWNLINK
-----------------------------------------------------------------------------------------------------
  CT PA output power, per link                               21.0        +21.0        +18.0  dBm
-----------------------------------------------------------------------------------------------------
  CT Cable and connector loss, 50m length                    -3.5         -3.5         -5.0  dB
-----------------------------------------------------------------------------------------------------
  CT antenna gain, Omni                                    10.5 +       10.5 +       10.5 +  dBi
-----------------------------------------------------------------------------------------------------
  CT effective radiated power, Per Link (a)                  28.0         28.0         23.5  dBm
-----------------------------------------------------------------------------------------------------
  ST antenna gain (b)                                        10.5         11.5         13.5  dBi
-----------------------------------------------------------------------------------------------------
  ST Cable and connector loss (d)                            -0.5          0.5          0.5  dB
-----------------------------------------------------------------------------------------------------
  ST Receiver sensitivity for 10-7 BER (e)                  -98.0        -98.0        -98.0  dBm
-----------------------------------------------------------------------------------------------------
  Maximum path loss (j=a+b+d-e)                             136.0        137.0        134.5  dB
-----------------------------------------------------------------------------------------------------
  Fade margin for 99% Link availability                      4-10         4-10         4-10  dB
-----------------------------------------------------------------------------------------------------

  + Note: the CT antenna gain increases to 17dB for a 65(degrees) directional antenna

3.5  CELL PLANNING CRITERIA


Airspan's portfolio includes AS8100 AirPlan, an RF coverage prediction tool which is used to optimise CT site locations for area coverage. See section 9.

The system range depends on the propagation conditions, which are a function of the environment in which the system is deployed:

 .    In a Rural environment 2nd order propagation is assured, giving a range of typically 8 - 15km. Line density is typically 1 - 10 per km2.

 .    In a Sub-urban environment 3rd order propagation is assured, giving a range of typically 5 - 8km. Line density is typically 10 - 100 per km2.

 .    In an Urban environment 4th order propagation is assured, giving a range of typically 3 - 5km. Line density is typically 100 - 500 per km2.

Typical planning parameters used are as follows:

-------------------------------------------------------------------------------
Propagation prediction model                      See comments below
-------------------------------------------------------------------------------
Link Availability %                               99%
-------------------------------------------------------------------------------
Required C/I for frequency allocation             8.0dB
-------------------------------------------------------------------------------
Frequency reuse for maximum load                  N = 3
-------------------------------------------------------------------------------
Minimum RF spacing, one sector                    Adjacent plus One - 7MHz
-------------------------------------------------------------------------------
Minimum RF spacing, one site                      Adjacent - 3.5MHz
-------------------------------------------------------------------------------
Guard band requirements                           Per CEPT / ITU channel plan
-------------------------------------------------------------------------------


The system adheres to the typical microwave propagation model, i.e. for rural areas:
Path Loss = 32.44 + 20Log D + 20Log F, assuming 0.6 FZC is achieved.

Testing has shown that the impact of an obstruction on the system closely mirrors theoretical work on propagation modelling by ITU-R (CCIR) for microwave point-to-point systems in the 2 & 4GHz bands.

The model that best describes the effect of grazing on the radio path is a derivative from a "multiple knife edge diffraction" model. The basic work on this model was done by Bullington in 1947, and was finally refined by Deygout in 1966, when it appeared in CCIR Report 715. This methodology is an extension of a single knife edge diffraction calculation.

In 1971 ASIS showed how this approach could be extended using "multiple rounded obstacles", in place of multiple knife edges. This is the basis for the Airspan's propagation model. The technique employed to calculate these type of losses is defined in CCIR Rec. 526-2, and involves representing the path as a series of "cascaded cylinders".

4  SERVICES SUPPORTED


4.1  WIRELINE EQUIVALENT POTS SERVICES


The following services are supported:

 .    TELEPHONY, including the in-band support for G3 facsimile and data modems operating at up to 56kbit/s.

 .    CLASS services as supported by the Local Switch.

4.2  WIRELINE EQUIVALENT LEASED LINE DATA SERVICES


 .    LEASED LINE data services supporting currently 1 x 128kbit/s or 2 x
     64kbit/s per ST. Future enhancement to 8 x 64kbit/s are planned.

4.3  WIRELINE EQUIVALENT ISDN SERVICES


 .    BASIC RATE ISDN. All ISDN implementations fully support:
     ETS 300 011 / 012
     ETS 300 125 - Basic Call Layer 2 Data Link Layer I.440 & I.441 - Q.921 ETS 300 102 - Basic Call Layer 3 (Q.931)

  Interfaces are generally defined by the ITU-T (CCITT) recommendations: I.420 (for Basic Rate) and I.421 for Primary Rate.

  Specification for Bearer Services is based on ITU-T recommendations I.230 and I.231.

     ETS 300 108  Circuit Mode Bearer Service 64kbit/s unrestricted 8kHz structured
     ETS 300 110  Circuit Mode Bearer Service 64kbit/s 8kHz structured for
               3.1kHz audio

  Specifications for Basic Teleservices are:

     I.240  Definition of Teleservices (Blue Book)
     I.241 Teleservices supported by an ISDN. Telephony Part 1, Telefax 4 Part 3, Mixed Mode Part 4

     ETS 300 111  Circuit Mode Teleservice Telephony 3.1kHz
     ETS 300 120  Circuit Mode Telefax Group 4
     ETS 300 263  Telephony 7 kHz
     ETS 300 264  Video Telephony

  The systems also support the following ISDN Supplementary Services:
     ETS 300 092  Calling Line Identification Presentation (CLIP)
     ETS 300 093  Calling Line Identification Restriction (CLIR)
     ETS 300 064  Direct Dialling In (DDI)
     ETS 300 052  Multiple Subscriber Number (MSN)
     ETS 300 055  Terminal Portability (TP)
     ETS 300 061  Sub Addressing (SUB)
     ETS 300 027  Call Forwarding Unconditional (CFU)
     ETS 300 058  Call Waiting (CW)
     ETS 300 141  Call Hold (HOLD)
     ETS 300 138  Closed User Group (CUG)
     ETS 300 138  Advice of Charge at end of Call (AOC-E)

  Fixed Assigned Radio Interfaces are fully service transparent:

  .    Full support for D-channel Services, including D-Channel Packet Access

  . Support for ISDN services is dependent on the network interface passing the services transparently. Euro-ISDN and V5.x network interfaces provide fully transparent connections.

  D-Channel Packet Access Specifications supported include:
     ETS 300 007  Support of packet-mode terminal equipment by an ISDN
     ETS 300 048  ISDN Packet Mode Bearer Services (PMBS) ISDN Virtual Call (VC)
                  and Permanent Virtual Call (PVC)
     ETS 300 049  ISDN Packet Mode Bearer Services (PMBS) ISDN Virtual Call (VC)
                  and Permanent Virtual Call (PVC)
     ETS 300 099  Specification of the Packet Handler Access Point Interface
                  (PHI)

  In addition the following D-channel based Supplementary Services are supported.

     ETS 300 286  User to User Signalling (UUS)

4.4  DATA SERVICES SUPPORT


 .    A range of STs are available (R,S,N,M-series STs) that provide full support for DATA SERVICES OVER ANALOGUE POTS lines:

     . Data rates: Up to 56kbit/s in the voice band using the 64kbit/s codec, and 9.6kbit/s using the 32kbit/s ADPCM codec.

     .    Bit error rates: Typically better than 1 x 10-6.

     . Transmission delays: One way system delays are below 10ms, having a minimal impact on data applications.

 .    A range of STs are available (B-series STs) that provide full support for data services over ISDN lines

 .    A range of STs are available (L-series STs) that provide full support for
     LEASED LINE Data services

 .    A range of STs are available (P-series STs) that provide full support for
     PACKET DATA SERVICES - see below

4.5  ACCESS TO THE INTERNET


The following options are currently supported by the system:

 .    Use of in-band data modem on a circuit switched basis

 .    Use of ISDN on a circuit switched basis

 .    Use of leased lines on a dedicated basis

4.6  PACKET ACCESS CAPABILITIES WITH AIRSPAN'S PACKETDRIVE TECHNOLOGY


PacketDrive technology is a seamless extension of Airspan's AS4000 system. With PacketDrive enhancements, service providers can deploy complete, wireless Internet access services in addition to their circuit-based services

PacketDrive terminals can be added incrementally to an AS4000-based network by employing Airspan's existing CDMA air interface, with no changes at the Central Terminal base-station. This innovation thereby permits smooth network evolution for existing and new Airspan-based network operators.

PacketDrive permits users to enjoy high speed Internet access, at up 512 kb/s download speeds, together with complementary voice services. The PacketDrive terminal provides an Ethernet port for connection to a user's computer and up to 2 voice ports.

Sophisticated Quality of Service measures are provided by the AS8100 PacketDrive enhanced management system, which allows bandwidth to be carefully controlled and optimally allocated. Detailed service statistics are available for tariffing purposes.

 .    Residential Internet access is mostly asymmetric, with downstream traffic typically 10 times upstream rate. The system has greater capacity on the CDMA downlink than on CDMA uplink.

 .    The STs operate at up to 512kbit/s. STs can receive data on multiple RW links, making the potential bandwidth of any digital service up to 512kbit/s downstream and up to 128kbit/s upstream.

 .    In this application the system is "end-to-end digital" - removing analogue
     A/D and offering improved performance compared with copper/voice band modem solutions.

 .    The system has error protection facilities that can ensure high quality data delivery.

 .    The system has built-in HDLC and TCP/IP facilities that enable the system to support packet data access.



                            WIRELESS INTERNET ACCESS

4.7  SPEECH CODING


The system is based on either 64kbit/s PCM, to support full wireline equivalent services or 32kbit/s ADPCM for those applications where higher line density and quasi-wireline services are required.

4.8  SYSTEM SECURITY


ST authentication is carried out on a per call basis. Authentication uses encryption techniques to prevent an authentication response from being decoded and mimicked. An authentication request is issued by the CT equipment, which transmits a random code to the ST. The ST response is formed by non-linearly combining the random code with a known key. The key used for authentication comprises a static portion based on an unalterable electronic serial number
(ESN) and a dynamic portion, which is updated following each authentication. Full authentication is delayed until the time critical phase of call set-up has been completed.

Authentication failure causes an alarm to be generated. Service blocking on authentication failure is configurable via the management system.

The ST serial number contains a portion which is unique and unalterable, i.e. not held in a memory that could be altered or duplicated. This portion of the serial number is 32-bits in size.

5  SYSTEM CAPACITY (DEMAND ASSIGNED MODE)


5.1  RADIO (RF) CHANNEL CAPACITY


The capacity calculations shown below are for a single (3.5+3.5MHz) RF channel operating in a single Omni-cell or cell sector.
5.1.1  NUMBER OF TRAFFIC CHANNELS (TCHS) FOR ISOLATED CELL

                                144kbit/s         64kbit/s     32kbit/s
                            -----------------------------------------------

Omni-directional cell             13                26            52
Three sector cell                 39                78           156

5.1.2                       NUMBER OF TCHS FOR CONTIGUOUS CELL PATTERN

                                144kbit/s         64kbit/s     32kbit/s
                            -----------------------------------------------

Omni-directional cell             10                20           40
Three sector cell                 30                60          120


5.1.3  DYNAMIC FREQUENCY ALLOCATIONS


Where multiple RF channels are supported from a single CT equipment, then STs will be offered service from all RF channels to support:

 .    Fault tolerance: should a CT modem shelf fail, an ST may automatically switch to an alternative frequency for service for the duration of outage

 .    Increased trunking efficiency of the air-interface

 .    Traffic load balancing: An ST may be moved through manual intervention using the management system in order to balance traffic load across multiple CTs

 .    Frequency diversity: An ST may be moved through manual intervention using the management system in order to improve radio link performance

At provisioning, an ST will be allocated a 'home' CT shelf (RF Channel) through which all usual management communications may be directed. The ST will be notified of other potential RF channels via management communications.


5.2    INFRASTRUCTURE CAPACITY

The following models show typical infrastructure line capacity as a function of:

 .    RF Spectrum allocation

 .    Isolated Cell [1] or Contiguous [2] deployment

 .    Various per line traffic levels, based on 1% GOS (Erlang B)

5.2.1  32KBIT/S TELEPHONY


---------------------------------------------------------------------------------------------------------
Spectrum Allocated:            10.5 + 10.5 MHz              21 + 21 MHz               42 + 42 MHz
                               ----------------             -----------               -----------
---------------------------------------------------------------------------------------------------------
       Cell Configuration         3 - Sector                3 - Sector                 3 - Sector
---------------------------------------------------------------------------------------------------------
#RF / Sector                             1                          2                          4
---------------------------------------------------------------------------------------------------------
#RF / Cell                               3                          6                         12
---------------------------------------------------------------------------------------------------------
                                  [1]  [2]                   [1]  [2]                   [1]  [2]
---------------------------------------------------------------------------------------------------------
TCH / Sector                        52  40                  104    80                   208  160
---------------------------------------------------------------------------------------------------------
Erls. / Sector (1%Gos)              40  29                   80    58                   160  116
---------------------------------------------------------------------------------------------------------
Erls. / Cell                       120  87                   240  174                   480  348
---------------------------------------------------------------------------------------------------------

Lines per cell / Traffic (mE)

                                  [1]  [2]                   [1]  [2]                [1]     [2]
---------------------------------------------------------------------------------------------------------
40 mE                         3,000  2,175               6,000  4,350           12,000     8,700
---------------------------------------------------------------------------------------------------------
75 mE                         1,600  1,160               3,200  2,320          6,400       4,640
---------------------------------------------------------------------------------------------------------

100 mE                        1,200    870               2,400  1,740          4,800       3,480

5.2.2  64KBIT/S TELEPHONY OR DATA SERVICE

---------------------------------------------------------------------------------------------------------
Spectrum Allocated:            10.5 + 10.5 MHz              21 + 21 MHz                42 + 42 MHz
                               ---------------              -----------                -----------
---------------------------------------------------------------------------------------------------------
       Cell Configuration         3 - Sector                3 - Sector                 3 - Sector
---------------------------------------------------------------------------------------------------------
#RF / Sector                         1                          2                          4
---------------------------------------------------------------------------------------------------------
#RF / Cell                           3                          6                         12
---------------------------------------------------------------------------------------------------------
                              [1]  [2]                   [1]  [2]                   [1]  [2]
---------------------------------------------------------------------------------------------------------
TCH / Sector                    26  20                     52  40                  104    80
---------------------------------------------------------------------------------------------------------
Erls. / Sector  (1%Gos)         17  12                     34  24                   68    48
---------------------------------------------------------------------------------------------------------
Erls. / Cell                    51  36                    102  72                   204  144
---------------------------------------------------------------------------------------------------------

Lines per cell / Traffic (mE)

                              [1]  [2]                   [1]  [2]                   [1]  [2]
---------------------------------------------------------------------------------------------------------
40 mE                       1,275  900               2,550  1,800               5,100  3,600
---------------------------------------------------------------------------------------------------------
75 mE                         680  480                 1,360  960               2,720  1,920
---------------------------------------------------------------------------------------------------------
100 mE                        510  360               1,020    720               2,040  1,440
---------------------------------------------------------------------------------------------------------


5.3    SYSTEM CAPACITY LIMITS

 .    Up to 2048 Subscriber Terminals (STs) per RF channel.

 .    Up to 4 RF channels per Central Terminal (CT). Supported by up to 4 x
     2Mbit/s links to the host Access concentrator (AC).

 .    Up to 12 RF channels provisioned in 3 Central Terminals per Cell site.
     Supported by up to 12 x 2Mbit/s links to the host Access Concentrator (AC).

 .    The AC supports up to 64x2Mbit/s links to the Switch, for each group of 4 x
     2Mbit/s links to the CT.

6  EQUIPMENT DETAILS


6.1  INFRASTRUCTURE


All internal CT and AC system components are be packaged so that they fit into an ETSI style equipment practice, 2200mm x 600 mm x 300mm.

The mechanical design is modular and does not preclude the co-location of CT RF / modem shelves and AC shelves.

Up to 4 RF channels (CT modem shelves) share a single RF combiner shelf. There is no forced air-cooling.

Smaller configurations of CTs are also available for custom applications



6.1.1  TEMPERATURE AND HUMIDITY LIMITS


-5 to +45 deg. C. 95% relative humidity.

6.2  POWER REQUIREMENTS


Supply voltages:  -21.8 to -70VDC. -48VDC nom.

Consumption:      AC Shelf (68 E1 ports):    140W
                  CTRF Combiner (4RF):       300W
                  CT Modem Shelf:            120W  (Up to 4 per CT)

6.3  ANTENNA CONFIGURATIONS


 .    Omni antenna assembly

 .    Directional antenna assembly (65deg.)

 .    Directional antenna assembly (120deg.)

Typical height of the antenna tower employed is 15m.

The antenna interface is N-type connector, 50 ohm. Provision is made for earthing the RF feeder to the top of the tower and at the building entry point.

6.4  INSTALLATION AND COMMISSIONING


Up to 5 man-days per CT including rigging of antenna system on an existing tower.

6.5  SUBSCRIBER (ST) EQUIPMENT

6.5.1  SIZE


          External Antenna        200 x 200 x 20mm
          Internal ST (ST-R)      280 x 190 x 35mm

6.5.2  WEIGHT


          Internal SIU:           0.7kg

6.5.3  POWER CONSUMPTION


          Internal SIU+Antenna:   6W

6.5.4  BATTERY BACKUP


24V battery backup is typically 4 hours, using standard rechargeable batteries. Charge time is 10 hours. This can be extended by the use of external batteries. Optional solutions are available to extend to 24 hours.

6.5.5  PAY PHONE SUPPORT


Subscriber terminals support 12kHz or 16kHz subscriber pulse metering SPM and polarity reversals.

6.5.6  RINGER LOADS AND DROP DISTANCES

          Ringer load:              REN = 3
          VF Drop length:           500m max (cable quality dependent)

6.5.7  ST ANTENNA CHARACTERISTICS

A common high gain external directional antenna is used for all ST types.

          Gain                      10dBi to 17dBi
          3dB HHPBW                 + 80
          3dB VHPBW                 + 150
          Front to back ratio       20dB
          Return loss               14dB

6.5.8  INSTALLATION & COMMISSIONING


Approximately 1 hours per ST with suitably trained installation engineers.

7  RF AND DEPLOYMENT PLANNING


The use of radio to replace the traditional use of copper in the access network requires modifications to an operator's normal deployment planning process, with emphasis on radio coverage and frequency planning aspects.

As an aid to this planning process a fully equipped RF planning tool, called AirPlan(TM), including all necessary hardware and software can be supplied. The AirPlan(TM) tool maps end-users to cell-sites based on the anticipated traffic levels.

Thorough implementation of the RF planning process will provide an operator with a high degree of confidence that satisfactory radio coverage can be achieved at the desired ST locations from a given CT, or set of CT locations. Due to the nature of radio propagation trees or other buildings in the vicinity of a particular end-user location may affect the signal level at that location. Therefore, the planning process cannot guarantee the viability of an end-user connection, and certain local checks are required prior to the installation of an ST on an end-user's building.

                                  SCHEDULE II
                                  -----------

                                   Territory
                                   ---------

Iowa, Nebraska, North Dakota, South Dakota and Minnesota

-------------------------------End of Schedule II ------------------------------

                                 Schedule III
                                 ------------

                               Spares Inventory
                               ----------------

1.     Recommended Spares Quantities


The following are Airspan recommended standard quantities for spares that should be stocked by the Distributor. The quantities may be varied at the Distributor's discretion. For example, for a widely dispersed network, it may be appropriate to increase to quantities to support a number of spares sets held at regional centers. Airspan may, from time to time, vary the recommended standard quantities of spares and will notify the Distributor in writing of any such changes.

1.27   Subscriber Terminal (ST) spares


Two percent (2%) of the deployed number of each type of ST, with a minimum quantity of one (1) for each type deployed. The following table shows an example of this:


                                        Item                                            Deployed    Spare Qty
                                                                                           Qty
ST                                                                                                          2%
-------------------------------------------------------------------------------------------------------------
R1 1-line 64k & 32k POTS internal plastic Subs Terminal, Ext Antenna,                         5000        100
PSU, batteries and cable
-------------------------------------------------------------------------------------------------------------
N4 4-line 32k POTS modular unit, Antenna, Cable and PSU (no batt)                              100          2
-------------------------------------------------------------------------------------------------------------
L128 128kbps internal Subs Terminal, Ext Antenna, PSU and cable                                  5          1
-------------------------------------------------------------------------------------------------------------

1.28   Access Concentrator (AC) and Central Terminal (CT) spares

The quantity and type of spares for CTs are dependent on the environment and the level of service desired by each customer.

The following table shows Airspan's recommended sparing rate for the main AC and CT plug in units in a 1.9GHz system.

          Ref                                  Name                                        Recommended qty
                                                                                       (minimum=1 where quoted)
----------------------------------------------------------------------------------------------------------------------------
FA and DA RF
----------------------------------------------------------------------------------------------------------------------------
RF-combmon                          RF Combiner Monitor + psu                          1 per 20 CTs deployed
----------------------------------------------------------------------------------------------------------------------------
RF-combpsu                          RF Combiner psu                                    1 per 20 CTs deployed
----------------------------------------------------------------------------------------------------------------------------
RF-pa                               Power amp 1.9GHz                                   1 per 10 CTs deployed
----------------------------------------------------------------------------------------------------------------------------
RF-psu                              RF shelf PSU                                       1 per 20 CTs deployed
----------------------------------------------------------------------------------------------------------------------------
RF-diplna                           RF DIP/LNA 1.9GHz                                  1 per 10 CTs deployed
----------------------------------------------------------------------------------------------------------------------------
RF-RF                               RF card 1.9GHz                                     1 per 10 CTs deployed
----------------------------------------------------------------------------------------------------------------------------
FA Common Logic
----------------------------------------------------------------------------------------------------------------------------
fa-sc                               FA Shelf Controller                                1 per 20 FA Modem shelves deployed
----------------------------------------------------------------------------------------------------------------------------
fa-modem                            FA Modem Card                                      1 per 8 FA Modem shelves deployed
----------------------------------------------------------------------------------------------------------------------------
fa-au                               FA Analogue card                                   1 per 20 FA Modem shelves deployed
----------------------------------------------------------------------------------------------------------------------------
fa-tu                               FA TU                                              1 per 20 FA Modem shelves deployed
----------------------------------------------------------------------------------------------------------------------------

Schedule III - Table Continued

          Ref                                  Name                                         Recommended qty
                                                                                        (minimum=1 where quoted)
-----------------------------------------------------------------------------------------------------------------------------
DA Common Logic
-----------------------------------------------------------------------------------------------------------------------------
da-tu                               DA TU card (XTU/CTU/DTU)                           1 per 20 DA Modem shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
da-sc                               DA Shelf Controller (CT & AC)                      1 per 20 DA Modem shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
da-modem                            DA Modem Card                                      1 per 8 DA Modem shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
da-au                               DA AU card                                         1 per 20 DA Modem shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
da-modem-psu                        DA Modem Shelf PSU                                 1 per 20 DA Modem shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
DA AC
-----------------------------------------------------------------------------------------------------------------------------
ac-xtu                              AC XTU card                                        1 per 10 AC shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
ac-ctu                              AC CTU card                                        1 per 10 AC shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
ac-sc                               AC Shelf Controller                                1 per 10 AC shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
ac-psu                              AC Shelf PSU                                       1 per 10 AC shelves deployed
-----------------------------------------------------------------------------------------------------------------------------
ac-cu                               AC CU Card (32kbit/s ADPCM                         1 per 10 AC shelves deployed
                                    Compression Unit)                                  (if 32k used)
-----------------------------------------------------------------------------------------------------------------------------

   ---------------------------End of Schedule III --------------------------

                                  SCHEDULE IV
                                  -----------

                                 "Price List"
                                 ------------

---------------------------------------------------------------------------------------------------------------
Subscriber Terminals (ST)                                                                              Contract
                                                                                                        Price
P1V2 PacketDrive Subs Terminal, Ext Antenna, PSU, batteries and cable                                $       *
R2 2-line 64k & 32k POTS internal plastic Subs Terminal, Ext Antenna, PSU, batteries and
cable                                                                                                $       *
L128 128kbps internal Subs Terminal, Ext Antenna, PSU and cable                                      $       *
M4/64 4-line 64k & 32k POTS Subs Terminal, Antenna, cable, PSU, batteries and cabinet                $       *
M8/64 8-line 64k & 32k POTS Subs Terminal, Antenna, cable, PSU, batteries and cabinet                $       *
M16 16-line 32k POTS Subs Terminal, Antenna, cable, PSU, batteries and cabinet                       $       *
---------------------------------------------------------------------------------------------------------------
Demand Assigned Central Terminal (CT) and Access Concentrator (AC) Modules
CT Rack with combiner & 2 DA shelves                                                                 $       *
CT Expansion Rack with alarm & 2 DA shelves                                                          $       *
Basic RF plug in set for CT (PA+MON+2PSU+DIPLNA)                                                     $       *
RF plug in expansion set for omni/multi- sector CT (PA+PSU+DIPLNA)                                   $       *
Full redundant DA Card set for 1 rf channel (rf+AU+TU+SC+2PSU+6Modem)                                $       *

AC Rack with alarm & 2 AC shelves                                                                    $       *
Full redundant AC Card Set (CAS/V5.1)(2PSU+SC+8XTU+2CU+CTU+TU)                                       $       *
AC CU Card (32kbit/s ADPCM Compression Unit)                                                         $       *
---------------------------------------------------------------------------------------------------------------
Central Terminal Antenna Modules
Omni Antenna System, including feeder and install kit                                                $       *
Directional Antenna System, including feeder and install kit                                         $       *
---------------------------------------------------------------------------------------------------------------
Software
AS8100 (Sitespan) main License-One time only                                                         $       *
AS8100 (Sitespan) Shelf License                                                                      $       *
Annual Maintenance/Upgrade charge for AS8100 (Sitespan)                                              $       *
---------------------------------------------------------------------------------------------------------------
Other
Documentation set (CD ROM)                                                                          No
                                                                                                    Charge
Delivery of System including freight, duties, and insurance                                                  *
---------------------------------------------------------------------------------------------------------------
Services
Site Survey (per day, excluding travel+exp)                                                          $       *
Installation (per day, excluding travel+exp)                                                         $       *
Radio Planning (per day, excluding travel+exp)                                                       $       *
Airspan Training (per day, excluding travel+exp)                                                     $       *

 ----------------------------End of Schedule IV------------------------------

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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